Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bill Davis

Perficient, Inc.

(314) 995-8822

bill.davis@perficient.com

Perficient, Inc. Raises 2003 Q4, Full-Year Revenue Guidance

AUSTIN, Texas—(BUSINESS WIRE)—October 31, 2003—Perficient, Inc. (NASDAQ: PRFT - News), a leading eBusiness solutions provider to Global 3000 companies in the central United States, today announced revenue guidance for the 4th quarter and that it is raising its revenue guidance for fiscal year 2003. The company expects its Q4 services and software revenue, net of reimbursed expenses, to be in the range of $6.0 million to $6.3 million, compared to previous guidance of approximately $5.2 million.  The forecast range of revenue would represent revenue growth of 7% to 13% over the fourth quarter of 2002.  The company projects full year services and software revenue, net of reimbursed expenses,  to be in the range of $26.8 million to $27.1 million, compared to the previous guidance of $26 million.

“We see strong year-end momentum and a healthy pipeline for Q4, typically a light quarter due to seasonality,” chairman and chief executive Jack McDonald said. “Those factors, coupled with our strong performance in the first three quarters of 2003, provide the visibility for us to raise our revenue guidance.”

About Perficient

Perficient is a leading provider of eBusiness solutions to Global 3000 companies in the Central United States. Perficient helps companies acquire and strengthen their customer relationships, reduce their costs and empower their employees by helping them create Enabled Enterprises™, Web-based infrastructures with dynamically-integrated business applications that extend enterprise technology assets to customers, employees, suppliers and partners. Perficient is an award-winning “Premier Level” IBM business partner and a recognized expert in IBM’s WebSphere® software. Perficient’s other partners consist of leading eBusiness technology and services providers including Microsoft, Stellent, Bowstreet, Wily Technology, Tibco, Mainline, Digex, Fusion and others. For more information about Perficient, which has more than 140 professionals in the Central US and Canada, please visit http://www.perficient.com/.

IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements, including our estimates of fourth quarter revenue, that are subject to risk and uncertainties. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company’s growth, credit risks associated with the company’s accounts receivable, the company’s ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, and other risks detailed from time to time in the company’s filings with Securities and Exchange Commission, including the most recent Form 10-KSB and Form 10-QSB.  The foregoing information concerning Perficient’s business outlook represents our outlook as of the date of this news release, and Perficient undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.